Exhibit 99.1

                    Friendly's Announces Resignation of CEO

             Board Chairman Assumes Oversight Role During Search for
                                   Replacement

    WILBRAHAM, Mass.--(BUSINESS WIRE)--Sept. 28, 2006--Friendly Ice Cream Corporation (Amex: FRN) said today that John L. Cutter, President and Chief Executive Officer, has resigned to pursue other interests. Donald N. Smith, who has served as Chairman since 2003, is assuming oversight responsibilities on a temporary basis as a search is conducted for a replacement.

    Cutter has been Chief Executive Officer and President of
Friendly's since February 2003. He served as the President and Chief Operating Officer from December 1998 to February 2003. Prior to joining the company, Mr. Cutter served as the Chief Operating Officer of Boston Chicken, Inc.

    "The Board and I appreciate John's many contributions to the company and wish him well," Smith said.

    Smith has been Chairman of Friendly's Board since September 1988. He served as Chief Executive Officer of Friendly's from September 1988 to February 2003, and as Friendly's President from September 1988 to December 1998. From 1986 to 2005, Mr. Smith served as Chairman of the Board and Chief Executive Officer of The Restaurant Company (TRC), which owns and franchises a chain of mid-scale restaurants under the name Perkins Restaurant and Bakery. He also served as TRC's Chief Operating Officer from 1998 to March 2004.

    "I accepted the Board's request to take an oversight role over Friendly's operations temporarily while a search for a new President and Chief Executive Officer is carried out," Smith said. "We all recognize the importance of moving quickly to fill those roles."

    "In the meantime, Friendly's remains committed to providing quality service and products to all of our customers, and I know we can count on the continuing diligence and professionalism of all of our employees," Smith concluded.

    About Friendly's

    Friendly Ice Cream Corporation (Amex: FRN) is a vertically integrated restaurant company serving signature sandwiches, entrees and ice cream desserts in a friendly, family environment in more than 515 company and franchised restaurants throughout the Northeast. The company also manufactures ice cream, which is distributed through more than 4,500 supermarkets and other retail locations. With a 71-year operating history, Friendly's enjoys strong brand recognition and is currently revitalizing its restaurants and introducing new products to grow its customer base.

    CONTACT: Friendly Ice Cream Corporation
             Deborah Burns, 413-731-4124